Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FLE - Q2 2007 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Dec. 07. 2006 / 10:30AM PT

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Dec. 07. 2006 / 10:30AM PT, FLE - Q2 2007 Fleetwood Enterprises, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Lyle Larkin

 Fleetwood Enterprises, Inc. - VP, Treasurer

 Elden Smith

 Fleetwood Enterprises, Inc. - President, CEO

 Boyd Plowman

 Fleetwood Enterprises, Inc. - EVP, CFO

 Chris Braun

 Fleetwood Enterprises, Inc. - EVP, RV Group

 Charley Lott

 Fleetwood Enterprises, Inc. - EVP, Housing Group

 Andy Griffiths

 Fleetwood Enterprises, Inc. - SVP, CAO

CONFERENCE CALL PARTICIPANTS

 Ian Zaffino

 Oppenheimer - Analyst

 John Diffendal

 BB&T Capital Markets - Analyst

 Kathryn Thompson

 Avondale Partners - Analyst

 Greg Badishkanian

 Citigroup - Analyst

 Paul Nouri

 Sidoti & Company - Analyst

 Jay McCanless

 FTN Midwest - Analyst

 Chris Cook

 Zazove - Analyst

 Robert Rodriguez

 First Pacific Advisors - Analyst

 Eddie Sharp

 Sharp Associates - Analyst

 Ed Aaron

 RBC Capital Markets - Analyst

 Dennis Scannell

 Rutabaga Capital - Analyst

 PRESENTATION

Operator

Welcome to the Fleetwood Enterprises Incorporated second quarter fiscal 2007 financial results conference call. [OPERATOR INSTRUCTIONS] Please note this conference is being recorded. I would like to turn the call over to Mr. Lyle Larkin. Mr. Larkin, you may begin.

 Lyle Larkin - Fleetwood Enterprises, Inc. - VP, Treasurer

Hello, and welcome to Fleetwood Enterprises conference call for second quarter of fiscal 2007. I’m Lyle Larkin, Fleetwood’s Vice President and Treasurer; Kathy Munson, our Director of Investor Relations, is out today so it’s my pleasure to introduce you to our conference call. First, we hope that all of you have accessed today’s news release announcing Fleetwood’s results for the second quarter ended October 29, 2006. The Company’s 10-Q was also filed today. This call is being broadcast live over the Internet at streetevents.com and earnings.com and is accessible from our own website, Fleetwood.com. A replay of the call will be available at each site shortly after the end of this call, and the call is also being taped. If you have any questions about accessing any of this information please call the Pondel/Wilkinson Investor Relations office in California at 310-279-5980 after the conference call. Please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference call that relate to future plans, events or performance are forward-looking statements and are being made against the backdrop of the Safe Harbor rules. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions including risk factors identified in the Company’s 10-K and other SEC filings. Actual results, events, and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements which speak only as of today’s date. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may result from changing circumstances or unanticipated events.

With that in mind, let’s move on to today’s call with Elden Smith, President and Chief Executive Officer; and Boyd Plowman, Executive Vice President and Chief Financial Officer. The other Fleetwood executives that are available to answer your questions at the conclusion of the introductory comments are Chris Braun, Executive Vice President of the RV Group; Charley Lott, Executive Vice President of the Housing Group; Andy Griffiths, Senior Vice President and Chief Accounting Officer; and myself. I will now turn the call over to Elden Smith, Fleetwood’s President and CEO. Elden?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you, Lyle, and welcome and thanks to all of you for joining us today. I want to begin by emphasizing that we continue to look for ways to improve our results. These ongoing efforts include not only cutting costs and operating more efficiently, but also making products that stand out in a very competitive environment. Our actions to date are clearly yielding the desired results in helping us manage the current environment and positioning the Company for a strong rebound. Although we are now into our third fiscal quarter, historically and seasonally the toughest three months of the year, we continue to make good progress in our revitalization of Fleetwood, and by the time we reach the end of our fourth quarter we are confident that our actions will be apparent in our improved results.

The last of the budget cuts that we talked about in our September conference call will go into effect on January 1. And the rationalization of our travel trailer production will be complete by the 1st of February. The travel trailer production rationalization initiative will simplify the production in each of our plants by reducing the wide variety of products that each plant currently builds. We will incur some freight equalization costs but we are confident that what we gain in labor and material efficiencies, along with reduced warranty costs, will far surpass that added expense. We expect that we will begin to see the efficiencies almost immediately, because in all but one case the workforce already builds the products that they have been assigned, meaning that associates won’t have to install any new equipment or tooling, and they will not need to be trained on new processes.

At the time of our last call, we had just held a national dealer meeting exclusively for our RV dealers. This quarter we’ve just returned from the national RVIA RV trade show in Louisville, Kentucky. These broader audiences confirm that we are on the right track with our products and our sales and service structure. We concentrated our displays on the newest floor plans, options, decors, and exterior graphics, and they were very well received. One of our goals for this most recent show was to sign up new dealers, particularly additional travel trailer dealers in the Midwest, which we succeeded in doing.

Even before this, however, we have been pleased to see the inventory of our travel trailers on our dealers’ lots grow by more than 3,500 units over the past 12 months without an increase in aged inventory. This took place while the number of dealers remained stable and during a period of time when dealers are working to keep their overall inventories in line. We see this as a good sign that our shelf space is improving. You may recall that this has been one of the more significant goals for this division. We were also extremely satisfied with the preliminary orders taken at the Louisville show, particularly in motor homes, which were up significantly from last year. And travel trailers also met our expectations, given the orders we had already taken in our Las Vegas dealer meeting.

We introduced our new entry-level Class C motor homes at the show, and these units are at new lower price points for us, and they accounted for a significant number of the orders at the show. We now offer the full-wall slide on nine of our brands and we featured that slide in our luxury American Coach product at the show. We also received excellent feedback on our new floor plans and exterior graphics. In travel trailers, dealers commented favorably on the product segmentation we have established on our toy hauler brands and revisions in our ultralight products, which we’ve completely redesigned for 2007. We were pleased to hear from the dealers that our changes hit the mark. Our folding trailer division introduced a more compact, lighter weight, 12-foot folding trailer that was very well received by the dealers. This product expands a line that is already a best-selling series of folding trailers. We have post-Louisville preliminary backlog numbers. For motor homes, 1,636 units are in our backlog, versus last year’s comparable 1,115. In travel trailers, the backlog is 3,896. Excluding FEMA units, last year’s number was 4,827. In folding trailers, we have 820 versus 1,569 units last year.

Our Housing Group’s backlog as of this week remains low at 449 units versus 1,824 excluding FEMA units last year. This industry’s shipment level will be the lowest since 1962. In addition, our market share has declined during the year, principally due to the sale and subsequent downsizing of our former Company-operated retail network and a significant fall-off in orders from the large national community operators that had purchased in substantial numbers from us in the first half of fiscal 2006.

In the second quarter, we consolidated from three regional housing divisions to two. This will result in significant ongoing savings. We continually evaluate our capacity utilization, and as a result we have very recently consolidated two plants into one facility in each of southern California and south Georgia. We expect that we will retain the majority of our production associates as we did when we consolidated our Tennessee plants in the prior quarter. But the consolidation will result in a reduction in management and staff as well as an improved capacity utilization and efficiency. At the same time, we expect to increase our modular output, so we are also assessing the possibilities of converting existing plants or adding new plants in some regions for orders in modular units when the Gulf Coast area rebuilding begins in earnest. As a result our volume in both single family and multifamily units should increase. This will be done in a project such as one multifamily project in the Gulf region for which we have a signed letter of intent and additional military housing projects. Now I’m going to turn the program over to Boyd to discuss the financials in more detail, and then we’ll address our outlook before we open up the call for questions. Boyd.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Thanks, Elden. The second quarter revenues were $527 million, down 16% from last year’s 630 million. Last year’s sales included about $60 million of FEMA sales split evenly between housing and travel trailers, so that accounts for much of the shortfall. In addition, both industries experienced weaker market conditions this year. Sales for the Housing Group dropped almost 35%, while RV Group sales were down 7%.

Last year our manufactured housing revenues were bolstered by sales for disaster relief, along with sales to our Company-operated retail stores, shipments to large national community operators, and strong sales in California and Florida where our market share is above average. This year, we did not benefit from those factors. We believe that the manufactured housing sales in California, Florida, and Arizona, which had been quite strong for more than a year, have been impacted by an abruptly slower site-built housing market. Many of our customers in these states are retirees who are downsizing and may also be relocating from colder climates. Therefore, the purchase of one of our houses is dependent on the sale of their current homes. If we’re correct, then a portion of the slowdown in these very important states is simply a delay and should lead to higher future demand.

In the RV Group, folding trailer sales were up 17% to $30 million, but not enough to offset a 7% and 13% decline in motor home and travel trailer sales respectively. Travel trailer sales fell overall due to the absence of sales to FEMA. However, sales of non-FEMA units to our dealers rose by 17%. The decline in motor home revenues is consistent with industry trends and is generally attributable mostly to consumer concerns about fuel prices and interest rates. Generally, Fleetwood’s strongest market segments have been hardest hit by these consumer confidence issues.

Our operating loss was $15.2 million compared with income from operations of 10.1 million in last year’s second quarter. The primary factors contributing to this year’s decline in operating results were the following:

•                  The negative impact on the comparison to last year’s results caused by the absence of volume and efficiencies from disaster relief business.

•                  Tougher industry conditions in both RVs and manufactured housing led to lower revenues for our motor home division and our Housing Group.

•                  For example, in the Housing Group, often our highest margin operation, these factors contributed to a 35% drop in revenues. This led to a $24.5 million decline in gross profit, accounting for about 64% of the consolidated gross profit decrease of $38.5 million.

•                  Gross margin percentage fell to 14% from 17.8%. The primary causes for the shortfall were competitive conditions in all areas of our business, combined with a shift toward lower-priced, lower-margin products.

•                  Continued labor inefficiencies in travel trailers exacerbated by the introduction of new fifth wheel products.

•                  Short workweeks in the Housing Group to balance production with demand in some difficult markets, and

•                  Lower revenues resulted in higher manufacturing overheads as a percentage of sales due to the fixed nature of certain of these expenses.

•                  Partially offsetting these factors was a much improved gross profit margin in folding trailers due to higher sales and improved efficiencies.

•                  Finally, our operating loss was directly impacted by $2.6 million of restructuring costs, mostly severance payments related to our cost reduction actions during the quarter.

•                  Positive influences on operating income included the initial results of those cost cuts, lower warranty expense, and reduced variable compensation.

We incurred a consolidated net loss of $20.4 million in the second quarter compared with a loss of about 1.9 million in the prior year.

As mentioned in last quarter’s call, we took steps in August to reduce our operating expenses to better align our cost structure with current market conditions. A portion of these changes became effective in the middle of the second quarter, but after deducting the one-time restructuring costs of $2.6 million, the net benefit to our results for the quarter was approximately $2 million. The remaining changes include modifications to our healthcare program and the Company’s 401K plan which will not take effect until January 1. Together, these fringe benefit changes will save the Company almost $15 million every year. A little over half of this amount will enhance our gross margin with the remainder being reflected as a reduction to operating expenses. Overall, our combined cost-cutting actions will result in about $40 million of lower expenses on an annualized basis. Approximately $20 million of cost reductions will fall into this fiscal year, half of which will benefit Q4.

Over the past two years, by exiting unprofitable businesses and through additional restructuring, we have significantly reduced operating expenses. Aggregate reductions in operating expenses in the second quarter for our continuing operations were $13 million below the prior year. Warranty costs were reduced by 4.9 million, mainly due to Housing reorganization actions, and other operating expenses were down $8.1 million as a result of cost reduction initiatives and lower variable compensation. For the first 26 weeks of this fiscal year, we incurred an operating loss of $23.5 million, compared to income from operations of 9.2 million in the prior year, which contained 27 weeks. The year-over-year deterioration in earnings was the result of most of the same factors mentioned earlier.

We generated $19.4 million of cash from operating activities in the second quarter compared to 21.9 million generated last year. The cash generated this year was the result of $22.4 million decrease in inventory and receivables, whereas last year the positive cash flow was the result of increasing liabilities. Receivables have declined 25% year-over-year and 12% sequentially from the end of Q1. Inventories at $197 million are 7% lower than in the prior year and are also down 5% from the previous quarter. We are comfortable with this level and expect inventories to be approximately the same at the end of the third quarter even though we plan to increase production on selected products to prepare for the spring selling season. And now I will turn it back over to Elden to address our outlook.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you, Boyd. In spite of its softness relative to 2005, it appears 2006 will finish as one of the two or three best years ever for recreational vehicle industry sales. Although the industry-wide downturn in motor homes has been difficult for the Company and recent weakness in travel trailers and housing have provided additional challenges, we can and should be profitable even at these market levels.

Our Housing Group, whose industry is experiencing the lowest shipment level in more than 40 years, has managed to remain profitable in most quarters and we are now applying many of the same types of disciplines in the RV Group. Fortunately, we also have reason to believe that those industries will see expanded sales and that our products’ performance and reputation will allow us to be at the forefront of any growth. For many reasons besides the significant need for affordable housing and the obvious demographic advantages the RV industry enjoys, I am optimistic about calendar year 2007. Fuel prices have been lower and relatively stable since early September. Interest rates have also stabilized and consumer confidence has generally been on the rise. We have dramatically lowered our overhead costs and anticipate ongoing improvement in material and warranty costs as well as labor efficiencies. Our businesses have a great deal of inherent operating leverage and higher volumes will translate quickly into improved results.

The upcoming third quarter will be seasonally slower than the second and the net loss will likely be greater. But we continue to make changes that will be apparent in our results by the beginning of the fourth quarter. We have approached our restructuring not with a short-term focus on temporary fixes and patches but with a view to building long-term sustainable growth. We have now taken or are starting to implement most of the critical elements in our turnaround plan, and we look forward to rewarding your patience in upcoming quarters. That concludes our general remarks about operating results. Operator, please open the lines for questions.

QUESTION AND ANSWER

Operator

Thank you. [OPERATOR INSTRUCTIONS] Ian Zaffino from Oppenheimer is on line with a question.

 Ian Zaffino - Oppenheimer - Analyst

Elden, I know you had said that you anticipated expanding sales next year. First question would be, is that on both segments of the business? And then the second question would be, in the absence of expanding sales, if we just see flat sales going into next year, what are normalized margins we could put on each business? Where do you think you could actually take those margins up to?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

You’re talking about expanding sales for Fleetwood product? Is that correct?

 Ian Zaffino - Oppenheimer - Analyst

Exactly.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

First of all we’re seeing significant improvement in the reception to our products based on the last two shows that we’ve had. You can see, for instance, that our motor home backlogs were significantly higher than last year. We feel comfortable with our travel trailer backlogs in light of what we see in the remainder of this quarter. In our backlog the numbers, for example, are not backlogs for the full model year or on into the calendar year. Our backlog numbers basically are units that we can put into production right now or no later than the end of January. So that’s this fiscal quarter. So we’re very pleased with the reception that we’ve seen on the RV side to our products there. Like I say, when we get past the month of December where you’ve got the holidays and that, and it’s normally a very slow period of time, we have every reason to believe that things are going to continue to improve. On the manufactured housing side, I think much of our improvement there will come from some slight increase in the HUD business but probably more in the modular project and military business, as we look out through 2007. As far as margins go, we’re still in that phase where I would say we’re going to be looking for attaining consistent profitability and looking toward consistent improvement in that profitability over the next couple of years.

 Ian Zaffino - Oppenheimer - Analyst

So if I could — divine kind of what you’re saying here as far as the margins, if sales stay flat we’re probably looking at low single-digit margins but as sales expand, you could probably get somewhere in the mid-single to high-single digits?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

I think that’s reasonable, yes.

 Ian Zaffino - Oppenheimer - Analyst

Thanks.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Operator

John Diffendal from BB&T Capital Markets is on line with a question.

 John Diffendal - BB&T Capital Markets - Analyst

Good gains in the motor home backlogs off the show. Anything you can add to that in terms of where the gains were coming from in terms of the type of product, diesel, gas, low end, high end, and maybe what you’re hearing anecdotally from dealers. Is it something — is it the product you’re bringing to the market or something more broad that’s happening here?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

John, this is Chris Braun. I’m happy to answer that question. The good news, in answering your question, is that those — the orders for — on the motor home side, the backlog there, is really coming across the board. We’re seeing a pretty even split between Class C product, Class A gas, and Class A diesel. And a lot of it is being driven by the — at Louisville I’m sure you’re aware we had the entry-level class C product that we showed there for the first time. That was very well received by the dealer body. They said we hit the mark there. That was a segment in the Class C portion of the industry that we hadn’t been playing in. Like I said, that was very well received. But then we also did well in our Class A gas motor homes, our new Terra and Fiesta LX models that were just introduced last summer, well received. In our Discovery unit we had a new front kitchen floor plan. It’s a diesel unit that was well received. And for the first time we showed a 42-foot Revolution diesel motor home that was very well received. So we’re real confident right now the way our motor home product shakes out because we’re well represented in all the segments and we’ve got what we think are real hot products in all those segments as well.

John Diffendal - BB&T Capital Markets - Analyst

Given that the industry is trying to find its way off a bottom here, any judgment — prior to the downturn, I guess you guys had been generating roughly 15 to $20 million in operating profits a quarter out of motor homes. Is that something that this is going to allow you to get back to?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Absolutely. Now, that’s dependent on the industry, but actually get back to and beat that by a fairly decent margin with the cost reduction efforts that Elden and Boyd both referenced.

 John Diffendal - BB&T Capital Markets - Analyst

And on the manufactured housing business real quick, you actually — with a pretty low utilization rate, were modestly profitable. Was there anything we need to kind of note about that? Just your low-cost structure, or were there any gains? I wasn’t able to look at the Q this morning. Anything else that sort of delivered that $1 million plus profit there?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Good morning, John. This is Charley. No, it’s basically related to our low-cost structure. Elden mentioned we had a recent restructuring where we took our Housing Group from three regional — regions down to two regions in terms of our management, and that occurred in August, and that action alone will put about $4 million into this year’s profits and about 8.4 million into next year’s. So we have it about as skinny as we feel comfortable with right now. But that’s what contributed the most to the profitability of the Housing Group.

 John Diffendal - BB&T Capital Markets - Analyst

And then last question for Boyd, anything to note, as you say, going into the seasonally weakest quarter, related to the revolver and how the covenants stand, given where your expectations are?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Yeah. At the end of the quarter, John, our bank borrowings were about 19 million — slightly less than $19 million, down about another 4 million from the end of Q1, and as you know, our agreement contains a liquidity test that targets us to maintain $90 million in daily average liquidity, and that is measured each calendar month. In the way the revolver agreement defines liquidity, that’s unused borrowing capacity, plus our cash per bank, not per books, but per bank, so it includes some float. Only if liquidity falls below the $90 million mark do we become subject to a springing covenant that’s tied to meeting minimum targets for EBITDA. We don’t currently meet those targets based on the last four quarters, which are what would be measured that have been established for the springing covenant, but we remain comfortably above the liquidity requirement and expect to do so for the foreseeable future. As of the end of the quarter, we were well over $150 million in liquidity. Quarter end is kind of close to a high watermark in terms of liquidity, and it does fluctuate quite a bit. But even now, in mid-quarter, we are still comfortably above the $90 million mark and would expect to do that — to continue to do that. We have had regular discussions with our bankers, and we remain confident of their support in restructuring the line, and there are some good reasons to do that and probably do that early. It doesn’t expire until next summer, but we have a need, or at least it would be economical for us to downsize the line. It was set at a time FRC was still part of the Company, and they were the principal borrower under the line. We would also amend the covenants, and we would expect also to improve the terms as well as to change the date of expiration to one that doesn’t fall into our audit period. So we expect that something will be done on that sooner rather than later.

 John Diffendal - BB&T Capital Markets - Analyst

Just one last thing. So you’re well above the 90 million and you expect that through this quarter, but what’s the months where you really are… the critical ones we need to keep an eye on? I seem to remember it might be February or March.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Actually, probably the three months that are most critical for us, December is actually one of them. December, January, and March are usually the three. February is usually a bit better because we’ve got, in our availability calculations, we’ve got receivables from what is usually a fairly healthy push toward the end of the month of January, and the January quarter. But December is actually the first of three or four months where our liquidity is kind of at a seasonal low point.

 John Diffendal - BB&T Capital Markets - Analyst

Thank you, guys.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Operator

Kathryn Thompson from Avondale Partners is on line with a question. Please go ahead.

 Kathryn Thompson - Avondale Partners - Analyst

Hi, thanks.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Hi, Kathryn.

 Kathryn Thompson - Avondale Partners - Analyst

A couple different questions. First, on the manufactured housing side, I know you did some consolidation of plants in southeast and out west. What is your current mothballed plant count, and again, on the manufactured housing side, when will you decide to outright close and sell some of these facilities and finally, on manufactured housing, what do you see as an optimal plant count if we were to get to, say, industry shipments in the 150 range?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

In the what range, Kathryn?

 Kathryn Thompson - Avondale Partners - Analyst

150. 150,000.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

This is Charley, Kathryn. I don’t have the exact number of mothballed plants. I think it’s in the range of a dozen, maybe 15 at the very highest, but I think it’s around a dozen. We have sold, incidentally, in the last six quarters, about six or seven of those idle facilities. And we have — of the 12 or 15 that we have remaining, probably two-thirds of those are for sale. There are a few of them that we are holding back on for some strategic reasons, but, and I’m sorry, the last part of your question?

 Kathryn Thompson - Avondale Partners - Analyst

Given — we’re a bit ways off, but if we were to get to an industry shipment level approaching 150,000 units, what, in your opinion, do you think would be an optimal plant count for Fleetwood?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

We could — we probably are pretty close to that now. We’re only at 43% capacity right now, so I would say no more than two of the currently idle facilities would need to be restarted to address that type market. Of course, the other caveat to that is that it depends on if the market picks up to 150,000, if it’s restricted to some certain areas of the country that we maybe don’t have facilities or we do have facilities, whichever way it would be would make a difference to us.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Kathryn this is Elden. Another thing to keep in mind, is that some of those idle facilities can be used for recreational vehicle production. And so each of the operating units has a chance to look at the list of idle facilities and indicate if they see a potential need somewhere in their forward-looking five-year plan. We then set those facilities aside and the others are for sale. The facilities, as Charley pointed out, that we’ve sold, six or seven over the last year, we’re not selling anything for less than book value. There’s nothing out there we feel that we need to sell, you know, just make a deal to bring in cash. So where we have facilities for sale, we’re a patient seller.

 Kathryn Thompson - Avondale Partners - Analyst

Great. In terms of — moving over to the RV side, what’s — how’s the discounting environment on towable side? I know you’ve discussed this on a few different occasions, but if you could tell us again, where you see overall towable inventories at dealer lots and what their general mood has been and introducing your new products in the face of a little bit higher overall dealer inventory.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

This is Chris Braun again. I’ll answer that question. As far as the discounting goes, it remains aggressive within the travel trailer segment. It was aggressive going into the Louisville show and we’ve got indications that it remains aggressive post-Louisville as well. As for dealer inventories, industry wide, yes, they are fairly high on the travel trailer side. Elden covered that in his comments. As far as Fleetwood’s dealer inventory we’re up about 3500 units over a year ago. We have increased our shelf space and been able to do that without increasing our aged inventory. So to answer your question, I think the discounting is out there and it’s fairly prevalent right now.

 Kathryn Thompson - Avondale Partners - Analyst

That 3500 could increase a bit more if we get to normalized dealer inventory levels, I would assume.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Yes.

 Kathryn Thompson - Avondale Partners - Analyst

Finally, with Q3, with your guidance expected to be a little weaker than Q2, will there be any restructuring costs going into Q3, and if so, could you just generally quantify or at least talk about what these restructuring costs might look like?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

At this point, it would be minimal and would relate to the two consolidations that we’ve mentioned on the Housing side. I don’t see anything significant there.

 Kathryn Thompson - Avondale Partners - Analyst

Okay. All right. Great. Thank you very much.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you, Kathryn.

Operator

Greg Badishkanian from Citigroup is on line with a question.

 Greg Badishkanian - Citigroup - Analyst

Great. Thank you. Just a few quick ones. First one is, just in the motor home Class C diesel, Winnebago has made some really nice progress there. When would you expect to launch your product and how much share do you think you could get over a 12-month period? I understand this is a public call, so there are competitive aspects. To the extent that you can comment that would be appreciated.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Just to clarify, this is Chris again, you’re talking in a Class C segment and what Winnebago has done and what we’re doing to counter that?

 Greg Badishkanian - Citigroup - Analyst

Exactly, Class C diesels.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Well, you’re saying Class C diesels, and really, in a Class C market, that’s a gas product. I think what you’re referring to is kind of the entry level fuel and fuel-efficient Class C product.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

On the Mercedes Sprinter chassis.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Is that the one you’re talking about?

 Greg Badishkanian - Citigroup - Analyst

Exactly.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

On the Sprinter chassis, we have an initiative going in that direction and we’re looking that in probably the middle part of summer to latter summer we’ll have a product out on the Sprinter chassis, and that will come after we have our entry-level Class C product that we showed at Louisville that I mentioned earlier. That’s the gas product. That’s where I was getting confused.

 Greg Badishkanian - Citigroup - Analyst

Right.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

So we have the entry-level C in early spring. And we’ve got a Sprinter or a fuel-efficient-type product that we’d be looking at, at the mid-summer type time frame. As far as what that does to market share, time will tell. It’s — you introduce that Sprinter chassis product in mid-summer and it’s going to take a couple of months to get out on dealers’ lots. What we’re banking on right now is we’re going to see a significant pick-up in our share from the entry-level Class C product that will be out early spring.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Greg, the only thing that’s holding us up there is the availability of chassis. We’ve done the prototyping. It’s a matter of some certification yet to be received, but when the chassis are available to us we’ll have the product in the marketplace.

 Greg Badishkanian - Citigroup - Analyst

Is there a pretty big benefit of being first to the market, like Winnebago, where it will be hard for the others to take share some or can you just basically start off at a level playing field, and the next year is a new year, and you’d be able to get decent share?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Certainly there’s some advantage to being first in the market. I think in our industry, however, because many of our dealers are separate, we don’t necessarily share a lot. When we come out with it, for instance, or others come out with it, they’ll just broaden the market, and there will be greater opportunity. But there’s no doubt but what the lead that Winnebago has there is a benefit.

 Greg Badishkanian - Citigroup - Analyst

Moving over to travel trailers, down about 20%, I believe, from the numbers on the backlog there, is that basically just inventory, like de-loading by the dealers?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

You’re talking our travel trailer backlog?

 Greg Badishkanian - Citigroup - Analyst

Yes.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Yes, part of that is this year versus last year. Being down this year is the impact of the disaster relief efforts last year, and not just talking about the emergency living units, but also the units that dealers were wanting in regard to disaster relief efforts last year to sell from their lots. So that’s what was bolstering last year’s travel trailer backlog numbers versus this year.

 Greg Badishkanian - Citigroup - Analyst

When you think about more on a normalized level, if you were to back that out what would the difference year-over-year be?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

I think it would be very close year-over-year.

 Greg Badishkanian - Citigroup - Analyst

Good. That’s helpful. Thanks.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Operator

Paul Nouri with Sidoti & Company is on the line with a question. Please go ahead.

 Paul Nouri - Sidoti & Company - Analyst

Good afternoon.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Good afternoon.

 Paul Nouri - Sidoti & Company - Analyst

What was the utilization for the manufactured housing side?

Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

About 43%.

 Paul Nouri - Sidoti & Company - Analyst

And I don’t know if this has been a trend this year, but have you guys seen increasing competition on the manufactured housing side?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

As in new companies entering our industry?

 Paul Nouri - Sidoti & Company - Analyst

Yes, new companies, more aggressive marketing throughout the industry, that type of thing.

Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

We’ve seen more aggressive pricing and marketing, but not many, if any, new companies entering.

 Paul Nouri - Sidoti & Company - Analyst

And we’re not really at the point where prices would come down, right? I mean, that seems like a general consensus that manufacturers don’t want.

Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Raw material pricing or the pricing of our product?

 Paul Nouri - Sidoti & Company - Analyst

Oh, no, I’m sorry, the pricing of the homes.

Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Well, there’s a lot of pressure out there right now on pricing from our competition. And by the same token, we hope that we’re putting some pressure on them with some pricing, agressive pricing as well on certain products.

 Paul Nouri - Sidoti & Company - Analyst

Specific regions or nationwide?

Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

It’s sort of nationwide, but it’s also in — at a higher level in some specific regions.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

We don’t price the product nationally, so when we do have a promotion or there is discounting going on, we are able to address it on a regional basis. So while the pressure, like Charley said, is there nationally, the pricing and the degree to which you see the discounting changes from region to region.

 Paul Nouri - Sidoti & Company - Analyst

And you mentioned a contract that you got for attached modular products in the Gulf Coast. Can you describe how big that is and what kind of project it is?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

It’s a multifamily-type project, in the $10 million range. And it’s our first entry into that area down there, which to us is significant, but it’s certainly — it’s just one of many projects that we’re currently in the process of working on, and it’s just one of those areas where, as Elden has described it earlier, we believe there’s tremendous potential, as does everybody else, and this is just our first entry into that part of the market.

 Paul Nouri - Sidoti & Company - Analyst

Do you think that — the rebuilding down there is going to start in the second half of ‘07, as far as actually building the homes earlier or later?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

I think it may start a little earlier than that, but it will — I believe by second half it will probably be — there will be a lot of activity down in that area with rebuilding.

 Paul Nouri - Sidoti & Company - Analyst

And finally, is there any news on funding either for the homes in general or for these Katrina cottages?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

No recent news, no, sir.

 Paul Nouri - Sidoti & Company - Analyst

Thank you.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

You’re welcome.

Operator

Jay McCanless from FTN Midwest is on line with a question. Please go ahead.

Jay McCanless - FTN Midwest - Analyst

Good afternoon everybody.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Hi, Jay.

 Jay McCanless - FTN Midwest - Analyst

First question. I wanted to see if you all could talk a little more about the academy training expo you all did for the HUD code, I guess Modular and HUD code sales reps last week.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Yes, Jay, I appreciate you asking about that. We launched our Fleetwood sales academy in Dallas a few weeks ago. It’s basically just a train the trainer type sales training academy, and it will have — our people will be trained first, and then they will go out to the field to train our retail salespeople, but it will also have some e-learning modules as part of it as well. But it’s — we believe it was a great success and something that will benefit us for a long time in the future.

 Jay McCanless - FTN Midwest - Analyst

Okay. Great. And how does — I was going to ask how the expo fits into y’all’s strategy with us going into the show season for MH, and also what y’all are going to do in terms of trying to get more HUD code units sold, differentiation in strategy or pricing or how y’all are approaching the season?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Well, it’s ironic you mention that. The very first module that we taught at this first academy course had to do with selling at the shows. But that’s — I don’t know if that will improve our sales at the shows, but it certainly won’t hurt them there. Jay, we’re still, as we’ve said all along, we’re still concentrating on our basic fundamental ways of doing business, getting our products right in terms of the pricing and their competitiveness, getting them more right in terms of their consumer acceptance, improving our quality, improving our service, our retailer relations, all of those factors will contribute to our future success, and we’re making progress in every one of those areas, as well as the one thing that drives our entire Housing Group, and that’s customer satisfaction. We’re making tremendous strides in customer satisfaction, and our customer satisfaction percentages, and it’s not — it’s for one reason, and that’s because we’re doing a better job.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

The other challenge that Charley’s group faces is they have much better product right now, but with a slower market, it’s difficult for the dealers to move the homes that they’re currently using as display homes and replace them with what we believe — and the dealers pretty well agree — is going to be better-selling products. So there’s a lot of push on with our people and the dealers to get new, fresh product on display more quickly. I think that will help build the market some, because the things they’re doing in that group is very exciting.

 Jay McCanless - FTN Midwest - Analyst

Well, that was going to be my next question, how are inventories looking at the dealer lots. And it sounds like pretty well full right now?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Actually, I wouldn’t say they’re full, Jay. I think the dealers — it’s been an interesting observation and thing to watch over the course of the last few months and quarters. Our inventories have continued to sort of come down, but that’s not exactly a bad thing. I think our retailers, the ones that are left out there, are good enough business people that they are just preparing themselves for times that are a little tougher. They are keeping their inventories in check and as I say, it’s not really a bad thing. Another indicator of that is that this past quarter we only had one retailer failure, and it amounted to two houses, like $70,000. That’s the lowest that I remember. The lowest we’ve had in years. But it’s a very good indicator to me, that our guys out there, our retailers, are very much controlling things, even though their sales are not as robust as any of us would like.

 Jay McCanless - FTN Midwest - Analyst

Good deal. Then one other question. Do you all have an idea of what depreciation and CapEx are going to look like for ‘08 yet?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Fiscal ‘08?

 Jay McCanless - FTN Midwest - Analyst

Yes.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

I wouldn’t think that depreciation would be a great deal different than current depreciation, which is roughly 6 million a quarter. And CapEx is a little bit more difficult to forecast. I wouldn’t think it would be out of the $15 to 20 million range unless something exceptional happens with regard to demand in either product types, like modular, or geographically where we simply need to make some investment to keep up with some positive developments, very positive developments in the marketplace.

 Jay McCanless - FTN Midwest - Analyst

Great. Thanks, guys.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Okay, thank you.

Operator

Chris Cook from Zazove is on line with a question. Please go ahead.

 Chris Cook - Zazove - Analyst

Hi. Thanks for taking my question. I wanted to make sure I understood the operating expense savings that you guys outlined. I think it was 20 million for fiscal year ‘07, 10 million of which will fall in the fourth quarter, and then 40 million in ‘08.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

That is correct.

 Chris Cook - Zazove - Analyst

Which sounds like just the run rate that you will hit in the fourth quarter.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

That’s precisely correct.

 Chris Cook - Zazove - Analyst

Then with respect to that, how much more in restructuring costs are you guys going to have to foot and how much of that will be cash?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

It will be relatively nominal from this point forward. We’ll incur just — we have incurred just a bit this quarter in consolidating some manufactured housing operations, but not nearly as high as the 2.6 million that was incurred in Q2. So — and then beyond that, I don’t envision much at all.

 Chris Cook - Zazove - Analyst

Okay. Great. Thanks for your time.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Thank you.

Operator

Robert Rodriguez from First Pacific Advisors is on line with question. Please go ahead.

 Robert Rodriguez - First Pacific Advisors - Analyst

Just a clarification question on your press release. You were talking about the number of plants in the Gulf area, or in the — I should say the Gulf Coast region, that would be certified for modular, and that you could easily do the others. Could you just clarify where you are on that and what those plants are?

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Sure.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Yes, we have eight plants that sort of form a circle around that Gulf region, and that’s — incidentally, that’s eight operating plants. We also have quite a few of our idle facilities in that area that we didn’t mention. But three of those plants currently are certified for modular. The other five could be certified. Certification of an existing facility is not a huge deal. It just takes a little bit of time, depending on which state it’s in. But that was pretty much what we meant by that statement.

 Robert Rodriguez - First Pacific Advisors - Analyst

When you say it doesn’t take a long period of time, what are we talking about?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Anywhere from a couple or three weeks to a couple months.

 Robert Rodriguez - First Pacific Advisors - Analyst

Two weeks to three months. Okay. And of the plants that are idle down there, how many plants do you have idle?

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

At least half a dozen.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Yes, we have probably 10 or 11 plants in that — from Texas to Tennessee to Georgia that would surround that Gulf area.

 Robert Rodriguez - First Pacific Advisors - Analyst

Okay. And so when you were saying optimistic about some of these orders down on the Gulf for the second half of next year, the fall, is that a function that you’ve already gotten some indications — order indications from your builders down there or individuals, and can you share with us what that might be?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

It is an indication that — we have a force on the ground down there now, and it’s — it’s just a result of their efforts up to this point with various builders and developers in the area. We’re very confident that, like other manufacturers, we have a lot of opportunity there that we’ll be able to take advantage of.

 Robert Rodriguez - First Pacific Advisors - Analyst

Can you kind of size what the indications are to us presently that you have been contacted by?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Well, one of our major competitors quoted a number of about 7,000 units a month or so ago, and we’re — even though we don’t have the capacity yet, we’re in — we’re a few thousand, right now, in terms of units that we’re actively quoting on and in various stages of the sales process.

 Robert Rodriguez - First Pacific Advisors - Analyst

Okay. So effectively you would say we would start to see a revenue benefit in the second half of calendar next year?

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

I would think so, yes, sir.

 Robert Rodriguez - First Pacific Advisors - Analyst

Okay. Thanks a lot.

 Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

Thanks.

Operator

Eddie Sharp from Sharp Associates is on line with a question. Please go ahead.

 Eddie Sharp - Sharp Associates - Analyst

Yes. I’m sorry, I missed some of your earlier comments, but I’m just trying to get a better feel for this RV dealer inventory correction that we’re undergoing. On a year-to-year basis, could you indicate, ex the hurricane related business, whether the RV dealer inventories are off 10% or more, or somewhat less? And also, what sort of discounting are you experiencing in both motors and towables? Would it be in the 5 to 10% range?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Are you talking about Fleetwood specifically or the industry?

 Eddie Sharp - Sharp Associates - Analyst

Yes. Fleetwood.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Okay. This is Chris. [technical difficulty] On the travel trailer side of the house, we’re roughly at about 16,500 units today versus about 13,100 units a year ago. And on the motor home side, we’re pretty close. We’re at about 3,800 units today, and we were at about 4,000 units a year ago. As far as discounting goes, you may not have heard the earlier comments on the travel trailer side of the house. That’s where it seems to be most prevalent right now. It was going into our Louisville show, and it appears that there still is some fairly aggressive discounting.

 Eddie Sharp - Sharp Associates - Analyst

Could it be 5% or more?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

On a percentage basis, it’s really hard to comment. Everybody’s got kind of a different package, and it’s based on units and volume.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

Toward the top end — I would say 5% is toward the top.

Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

I would say 5% would be toward the top end.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

That would be top end. The other thing is — and this is specifically relative to ours — it tends to be regional. It has been far more competitive in the Midwest and East, so the discounting both on the part of our competitors and our operations has been heavier there than on the West Coast. So while the Midwest and East might be on the high side of that, the West Coast might be on the low side.

 Eddie Sharp - Sharp Associates - Analyst

Back on that travel trailer, 16,500 versus 13,000 a year ago is that backlog, or is that the dealer inventory?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

No, that’s the dealer inventory. Our inventory—.

 Eddie Sharp - Sharp Associates - Analyst

So their inventory is higher than a year ago?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Yes, and it’s a real positive sign for us. Our inventory is up about 3500 units from where it was a year ago, and that inventory, if you missed the earlier comments, is not — our aged inventory has not increased as a result of that. So basically we feel like we’ve increased our shelf space on the dealers’ lots during a time in which dealers are probably looking at their inventory levels more critically than they have in the past.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

We’re talking specifically about Fleetwood there. The dealers as a whole are looking to push their inventory down, and one of our objectives has been to increase the amount of shelf space we have at the dealer’s lot. And we feel that the travel trailer group has accomplished that.

 Eddie Sharp - Sharp Associates - Analyst

And the motors are only off about 5% versus a year ago? 3,800 versus 4,000, did I hear?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

About that. Some of that is model mix, and some of it is product moving a little more quickly than we have been able to replace right now.

 Eddie Sharp - Sharp Associates - Analyst

Okay. Are most of the 2006 models sold now?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Yes, that’s — that  number’s down significantly. And that number, as Chris talked about, aged inventory, that number is lower this year than it was last year.

 Eddie Sharp - Sharp Associates - Analyst

Okay. Thank you.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

I might make one other comment relative to that. The number of dealers is essentially the same. So it is a true measure of shelf space improvement.

 Eddie Sharp - Sharp Associates - Analyst

Terrific. Thanks.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Thank you.

Operator

Ed Aaron from RBC Capital Markets is on line with a question. Please go ahead.

 Ed Aaron - RBC Capital Markets - Analyst

Thanks. Hi, everybody.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Hi, Ed.

 Ed Aaron - RBC Capital Markets - Analyst

I was just trying to reconcile the comments you made about dealers still being cautious with their inventory positions in light of the floor plan costs, and then your motor home backlog. After the show it was up nearly 50%, and I think you said your motor home inventories are fairly similar to what they were a year ago so that almost sounds like dealers are planning on really replenishing their inventories there. Is that a fair assessment?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

My view would be that they’re not only going to replenish their inventory, but the strength we came out of the show on would indicate to me, if they don’t increase their inventory, we will have more shelf space in motor homes also.

 Ed Aaron - RBC Capital Markets - Analyst

Okay. I know it it’s the off-season, but can you give us your characterization of what you think is happening at retail on the motorized side right now?

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

On the motorized side, yes, right now, I mean, we’re in our typical slow time of the year, but if you look out beyond that, we feel like if interest rates and fuel prices can remain stable, that we could see a promising early spring and spring retail season. I guess you would say that Elden and myself are a little bit more bullish, I think, than maybe some of the other forecasts that are out there. But just an additional comment too on our motor home backlog, we did have a dealer — national dealer meeting back in August of this year which we didn’t have last year, and we took a lot of orders there. In spite of that, we took more orders at Louisville for motor homes this year than we did last year, in addition to that. So it’s really a reflection of where our motor home product is, and as Elden said, I think it will result in increased shelf space on dealers’ lots and should result in increased market share.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

I didn’t see anything, Ed, at the show, the dealers that I talked to, or some of the manufacturers that I talked to, that gave me the feeling that shipments were going to be up the last couple of months of this calendar year, nor was retail for the industry going to be up a great deal. So I think it’s going to stay pretty much the same until we get past the first of the year as far as the industry goes.

 Boyd Plowman - Fleetwood Enterprises, Inc. - EVP, CFO

But — this is Boyd, Ed — to put that into context, if — and as you know, there’s a couple of months’ lag in terms of good retail numbers, but the most recent numbers we’ve seen have still shown industry-wide some single-digit declines year-over-year. But remember, a year ago there was some fairly widespread discounting in the marketplace that was stimulating some retail activity. And there really isn’t a lot of that in motor homes this year.

 Ed Aaron - RBC Capital Markets - Analyst

Got it. Thanks. Then just one last clarification question. Did you say that your aged inventory this year is lower than last year? Is that on motor homes or on trailers?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

All of the above.

 Ed Aaron - RBC Capital Markets - Analyst

Good. Thanks.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Yes. Thank you.

Operator

Dennis Scannell with Rutabaga Capital is on line with a question.

 Dennis Scannell - Rutabaga Capital - Analyst

Just a couple of clarifications. What was the motor home — what did you report the motor home backlog to be, post the show? I must have written down the wrong number.

Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

The post Louisville motor home backlog is 1636 units.

 Dennis Scannell - Rutabaga Capital - Analyst

That’s up almost, 50% from last year, right? Did I write — so we’re heading into a slow period with higher backlog than I’ve seen in awhile, looking at just the quarter-end backlog that you guys have been giving. Is that—.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

And we feel pretty good about it.

 Dennis Scannell - Rutabaga Capital - Analyst

So we wouldn’t expect, I guess, much of that to be shipped in the current quarter? We would expect that to be going out the door more in the fourth quarter?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Some of both.

 Chris Braun - Fleetwood Enterprises, Inc. - EVP, RV Group

Really, our motor home group right now what we’re shipping through the January quarter is pretty much a lot of orders that we took at our August dealer meeting, so the remainder of that backlog that we just picked up will be shipping in the April or our fourth quarter.

 Dennis Scannell - Rutabaga Capital - Analyst

I guess when I looked at that number I was thinking, gee, then shouldn’t sequentially maybe your fiscal third quarter look a little bit better, or maybe even flattish to the second quarter, and you’re saying it’s probably going to be worse.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

We still have some — may be better for motor homes, but we still have some challenges in manufactured housing and trailers.

 Dennis Scannell - Rutabaga Capital - Analyst

Sure.

Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

You’ve got to put the two together. But as for as motor homes go, going into the Louisville show, or a few weeks prior to the Louisville show, we had some questions as to whether we would operate full weeks, all through the remainder of this quarter. Right now we plan to operate full schedules through the end of January. So we have seen some significant improvement in our motor home opportunities.

 Dennis Scannell - Rutabaga Capital - Analyst

Terrific. One other quick thing, just a hypothetical. If the rationalization that you all are working through on the travel trailer side had been in place, could you have been break-even in this quarter, do you think, or would you still have had a loss? I’m just trying to get a sense of your break-even level, in terms of where volumes have to be.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

That’s a real guess. We would have been much improved. Let’s say we had a year under our belt, and we were operating that way, we certainly would have been much improved.

 Dennis Scannell - Rutabaga Capital - Analyst

Has that taken longer than expected, or are you along the time frame that you had originally set out?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

One of the things relative to this whole turnaround, I think it’s important to look at, we started all of this, I came on board 21 months ago. The organization has really been in place no more than 15 to 18 months, has had to restructure itself, develop new products, and get out into the marketplace with these products. I think the groups have done incredibly well under the circumstances. When you figure that basically started to go south over a six-year period, I believe when we get to the 24-month period, we’re going to be looking at some significant, consistent improvement.

 Dennis Scannell - Rutabaga Capital - Analyst

Great. Just two other quick things, clarifications. The letter of intent that you mentioned, I had — I had a diversion in my office so I didn’t quite get that. Was that a private contract or was that a public contract? Was that something along the military barracks?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Private contract.

 Dennis Scannell - Rutabaga Capital - Analyst

In the Gulf?

Charley Lott - Fleetwood Enterprises, Inc. - EVP, Housing Group

In the Gulf, but it was not military.

 Dennis Scannell - Rutabaga Capital - Analyst

Fair enough. One last thing. The 2.6 million in severance, where is that in the segment data? Is that in any of the units, or is that in the corporate line?

 Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

It’s actually — this is Andy. It it’s actually spread across the divisions. Some of it is in corporate, but it’s kind of spread across the board.

 Dennis Scannell - Rutabaga Capital - Analyst

And you guys aren’t going to give us a hint of where that is or just spread it out?

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Well, it’s gone. It was a one-time charge, so it’s not—.

 Dennis Scannell - Rutabaga Capital - Analyst

Yes, some people like me like to add it back and say, oh, well, it wasn’t quite a $15 million loss.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

I see. I understand.

 Andy Griffiths - Fleetwood Enterprises, Inc. - SVP, CAO

I guess the smallest portion was in RVs, probably several hundred thousand. Then the rest of it was probably split between Corporate and Housing.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Operator, we’ll take two more questions, please, then better cut it off.

Operator

[OPERATOR INSTRUCTIONS] I show no further questions at this time.

 Elden Smith - Fleetwood Enterprises, Inc. - President, CEO

Okay. That’s great. I want to thank everyone for joining us today. We look forward to talking with you next quarter. Thank you very much.

Operator

Thank you, ladies and gentlemen. This concludes today’s teleconference. Thank you for participating. You may all disconnect.

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